Exhibit 99.1

PSB Holdings, Inc. increases semi-annual cash dividend and renews quarterly stock repurchase program

Wausau, WI. – June 20, 2014 – PSB Holdings, Inc. (OTCQB: PSBQ) is pleased to announce that its Board of Directors on June 17, 2014 declared a regular semi-annual cash dividend of $.40 per share of the Company’s common stock.  The dividend is payable July 31, 2014 to shareholders of record as of July 15, 2014 and represents an increase of 2.6% over the semi-annual cash dividend declared on June 20, 2013.  The current dividend continues a 50 year tradition of cash dividends to PSB shareholders including 21 consecutive years of increased cash dividends declared per share.  The increased dividend rate represents an annualized cash dividend yield of 2.47% based on recent trades of common stock.

In further action, PSB’s Board of Directors on June 17, 2014 renewed its regular quarterly common stock repurchase program allowing for repurchase of up to 10,000 shares of common stock during the quarter ended September 30, 2014 as opportunities arise at prevailing market prices in the open market.  The extent of such repurchases are dependent upon market conditions and other corporate considerations.  During calendar 2013, 10,030 shares of common stock were repurchased under similar quarterly programs, although no shares have yet been repurchased during 2014.

“While continuing PSB’s impressive history of increased cash dividends, a renewed commitment to a consistent quarterly stock repurchase program supports our desire to enhance shareholder value while carefully managing capital levels as we pursue further growth through acquisitions,” said Peter W. Knitt, President and CEO of PSB Holdings, Inc. and Peoples State Bank.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is a community bank with $720 million of total assets headquartered in Wausau, Wisconsin, serving north central Wisconsin from nine full service banking locations in Marathon, Oneida, and Vilas Counties.  Peoples also provides investment and insurance products, along with retirement planning services through Peoples Wealth Management, a division of Peoples.  PSB Holdings, Inc. is publicly owned and traded under the stock symbol PSBQ on the Over the Counter Bulletin Board and OTC Markets Exchanges.  More information about PSB, its management, and its financial performance may be found at www.psbholdingsinc.com.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB Holdings, Inc., its profits, future stock repurchase levels, and shareholder dividend rates are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2013. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the date of this press release.

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